         Exhibit 99
         Press Release dated November 6, 2001




[AMERICAN ECOLOGY LOGO]  NEWS RELEASE
                         For Immediate Release / Tuesday, November 6, 2001
                         Contact: Chad Hyslop (208) 331-8400
chyslop@americanecology.com  www.americanecology.com


               AMERICAN ECOLOGY APPOINTS THOMAS VOLINI TO BOARD OF
                                   DIRECTORS

            Board of Directors Also Accept Resignation of Jack Lemley

         BOISE, Idaho - American Ecology Corporation (NASDAQ: ECOL) today announced the appointment of Thomas A. Volini to the Company's Board of Directors.

         "Tom Volini brings a wealth of successful experience in the waste industry to our Board," commented American Ecology President and Chief Operating Officer Steve Romano. "Tom's experience as a senior executive and Director of other publicly held environmental companies is a further, significant benefit to American Ecology and its shareholders," Romano added.

         Volini currently serves as Chairman, President and CEO of Town & Country Utilities, Inc. and President of Midwestern Electric, Inc. He previously served as Chairman of the Board and Chief Operating Officer of Continental Waste Industries, Inc., a public solid waste and environmental services firm. Volini has also served as an Officer and Director of Metropolitan Waste System, Inc., and as President of E & E Hauling, Inc. and American Environmental Construction Company, a large Midwest regional solid waste remedial construction, demolition and trucking company. Earlier, he was Vice President of numerous subsidiaries of Waste Management of North America. Volini received his Bachelor's degree from the University of Notre Dame and a Law degree from Loyola University of Chicago.

         The American Ecology Board of Directors also today accepted the resignation of Jack K. Lemley from the Board. Lemley had served as Chairman of the Board since 1995.

         Ed Heil, the company's largest shareholder, continues to serve as Chairman of the Board's Executive Committee.

         American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous and non-hazardous waste services to commercial and government customers throughout the United States, such as nuclear power plants, medical and academic institutions, steel mills and petro-chemical facilities. Headquartered in Boise, Idaho, the Company is the oldest radioactive and hazardous waste services Company in the United States.

           This press release contains forward-looking statements that are based on our current expectations, beliefs, and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. No assurance can be given that the Company can successfully implement its growth strategy, generate future earnings, or prevail in pending litigation. For information on factors that could cause actual results to differ from expectations, please refer to American Ecology Corporation's Report on Form 10-K filed with the Securities and Exchange Commission.

                                        #




                                       5